EXHIBIT 99.1
El Paso Electric
www.epelectric.com

NEWS RELEASE

For Immediate Release                Date: May 9, 2013

Contacts:
Media: Teresa Souza, 915-543-5823
Analysts: Steve Busser, 915-543-5983, Lisa Budtke, 915-543-5947

El Paso Electric Announces
an Increase in the Quarterly Dividend
EL PASO, Texas-The Board of Directors of El Paso Electric (NYSE:EE) has declared a regular quarterly cash dividend on its common stock of $0.265 per share. The dividend was declared on May 9, 2013 and is payable on June 28, 2013 to shareholders of record on June 13, 2013. This is an increase in the annual cash dividend from $1.00 per share to $1.06 per share.
El Paso Electric is a regional electric utility providing generation, transmission, and distribution service to approximately 384,000 retail and one wholesale customer in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. El Paso Electric has a net dependable generating capability of 1,765 MW. El Paso Electric's common stock trades on the New York Stock Exchange under the symbol EE.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (v) the size of our construction program and our ability to complete construction on budget; (vi) potential delays in our construction schedule due to legal challenges or other reasons; (vii) costs at Palo Verde; (viii) deregulation and competition in the electric utility industry; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xi) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (xii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.